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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM S-8A
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         UNIVERSAL MEDIA HOLDINGS, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

                 DELAWARE                              22-3360133
                 --------                               ---------
       (State or other jurisdiction of     (I.R.S. Employer Identification No.)
        incorporation or organization)

                      c/o Diversified Capital Holdings, LLC
                        150 Broad Hollow Road, Suite 103
                            Melville, New York 11747
                       -----------------------------------
               (Address of Principal Executive Office) (Zip Code)

                         Commission File No.: 333-90214

                           Various Compensation Plans
                                -----------------
                            (Full title of the plan)

                                James W. Zimbler
                      c/o Diversified Capital Holdings, LLC
                        150 Broad Hollow Road, Suite 103
                            Melville, New York 11747
                                 (631) 385-6200
                        ---------------------------------
                    (Name and address and Telephone number,
                   including area code of agent for service)
                                  -------------

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
                                Proposed Proposed
Title of                   Amount           Maximum           Maximum                    Amount of
Securities to              to be            Offering Price    Aggregate                  Registration
Be Registered              Registered       Per Share (1)     Offering Price (1)         Fee
----------------           ---------        ----------        -----------------          ---------
Common Stock, par                           $                 $                          $
value $.0001per share

-----------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on June 10, 2002.
================================================================================

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

The Company is de-registering ONE MILLION (1,000,000) shares of common stock previously registered in the name of Frank Corino (the "Shares"). The Shares were issued to Mr. Corino pursuant to a Consulting Agreement dated May 31, 2002. The Shares were included on a Registration of Form S-8 , filed with the SEC on June 11, 2002.

The Shares issued to Mr. Corino are being deregistered due to the failure of Mr. Corino to perform the duties contained in the Consulting Agreement, dated May 31, 2002. The newly appointed Board of Directors and Officers of the registrant believe that it is in the best interests of the registrant to deregister the shares at this time.

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


SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the County of Suffolk, State of New York on July 10, 2002.

                                               Universal Media Holdings, Inc.

                                               By:   /s/ James W. Zimbler
                                               ------------------------------
                                               James W. Zimbler, President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Zimbler, his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature                           Title                              Date
----------                          -----                              ----
(1)  Principal Executive

/s/      James W. Zimbler           President, Chief Financial    July 10, 2002
-------------------                 Officer
         James W. Zimbler

(2)  Directors

/s/      James W. Zimbler           Chairman                      July 10, 2002
-------------------
         James W. Zimbler

/s/      Lee Rubinstein             Director                      July 10, 2002
-------------------
         Lee Rubinstein


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